BMC

BMC Industries, Inc.
Vision-Ease Lens, Inc.
7000 Sunwood Drive NW
Ramsey, MN 55303
Web site: www.bmcind.com

 NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(PINK SHEETS: BMMI)
	(763) 506-9053	FOR IMMEDIATE RELEASE

BMC INDUSTRIES ENTERS INTO AGREEMENT

TO SELL BUCKBEE-MEARS ASSETS

RAMSEY, Minn., July 21, 2004 - BMC Industries, Inc. (Pink Sheets: BMMI), today announced that the company has entered into an agreement to sell the assets of its Cortland, N.Y.-based Buckbee-Mears aperture mask and medical stent businesses to International Electron Devices (USA), LLC, a New York limited liability company.  Completion of the transaction is subject to approval of the bankruptcy court in connection with BMC's reorganization under Chapter 11 of the United States Bankruptcy Code and satisfaction of certain closing conditions.

"This is an exciting opportunity for IED to participate in the aperture mask industry utilizing some of the finest manufacturing technology available in the world," said Sudhir Kaura, managing director of IED. "Despite the recent success of alternative display technologies, we see a significant opportunity to participate in the continued growth of the CRT industry in the developing regions of the world, especially India and China."

Mr. Kaura also stated, "Our management team looks forward to working with local community organizations, vendors and customers to reestablish the Cortland facility's previous business position.  In the future, we plan to develop other hi-tech photochemically etched parts for automotive, medical and filtration applications."

IED has indicated that the company will continue to operate under the trade name Buckbee-Mears, which carries global recognition as a leader in the photochemical machining industry.

"Cortland County and the City of Cortland were pleased to work with local management on this project," said Linda Hartsock, executive director of the Cortland County Business Development Corporation.  "The BDC salutes the hard work of the local management team that put this deal together.  It's been a real team effort, and we were happy to be part of the process.  We look forward to continuing to work together to put talented, hard-working employees and a great facility back to work."

Previously, in December 2003, BMC announced that it would close the Buckbee-Mears aperture mask business and sell the related assets. BMC continues to operate its Vision-Ease Lens subsidiary. BMC announced on June 23, 2004, that the company and its domestic subsidiaries had filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Minnesota, and that BMC had reached an agreement to sell the Vision-Ease Lens business.

As previously announced, BMC will use net proceeds from asset sales to repay any outstanding debtor-in-possession financing and a portion of the outstanding indebtedness under its senior secured credit facility.

About BMC Industries

BMC Industries Inc., operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses. Vision-Ease Lens also distributes plastic eyewear lenses. Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact- resistant characteristics.  BMC has been in the late stages of winding down the former operations of its Buckbee-Mears group, which ceased manufacturing earlier this year.  Prior to its shutdown, the Buckbee-Mears group was the only North American supplier of television aperture masks.  For more information about BMC Industries, visit the company's Web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

Certain statements made in this news release that are not statements of historical fact are intended to be, and are hereby identified as "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.   Without limiting the foregoing, words such as "expect," "anticipate," "believe," "project," "intend" and other words of similar expression are meant to identify Forward-Looking Statements. The company cautions readers that such statements are subject to a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those projected, including, among other factors: our common stock will be cancelled and almost certainly has no remaining value, which should be considered by anyone contemplating the purchase of our common stock; our ability to successfully develop, prosecute, confirm and consummate a plan of reorganization, emerge from bankruptcy as a going concern and avoid liquidation under the Federal Bankruptcy Code; our ability to operate pursuant to the terms of our debtor-in-possession financing; our ability to obtain necessary Bankruptcy Court approvals and to obtain the support of all required stakeholders of the company for a  plan of reorganization; our ability to offset the negative effects that the filing for reorganization under Chapter 11 has had, or may have, on our business, management, employees, results of operations and liquidity including constraints placed on available capital; our ability to obtain and maintain adequate terms with vendors and service providers and to maintain contracts that are critical to our operations; and adverse changes in general economic and competitive conditions and other business uncertainties, including factors discussed in more detail in BMC's previous filings with the Securities and Exchange Commission. Statements in this news release speak only as of the date when made and BMC undertakes no obligation to update such statements to reflect events occurring after the date of this news release.

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